Exhibit 99.1

News Release
Contact: Michael Stivala Chief Financial Officer P.O. Box 206, Whippany, NJ 07981-0206 Phone: 973-503-9252

FOR IMMEDIATE RELEASE

Suburban Propane Partners, L.P. Announces

Second Quarter Results

Whippany, New Jersey, May 3, 2012 — Suburban Propane Partners, L.P. (NYSE:SPH), a nationwide distributor of propane, fuel oil and related products and services, as well as a marketer of natural gas and electricity, today announced earnings for its second quarter ended March 24, 2012. Net income amounted to $49.6 million, or $1.39 per Common Unit, compared to $100.3 million, or $2.82 per Common Unit, in the prior year second quarter. Earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the second quarter of fiscal 2012 amounted to $63.3 million, compared to $115.7 million in the prior year second quarter.

Net income and EBITDA for the fiscal 2012 second quarter included a $2.1 million non-cash charge from a loss on disposal of an asset in the Partnership’s natural gas and electricity business, as well as a $0.5 million loss on debt extinguishment associated with the previously announced amended and restated credit agreement completed in January 2012. Net income and EBITDA for the fiscal 2011 second quarter included a $2.0 million charge for severance costs associated with the realignment of the Partnership’s field operations initiated during that quarter. Excluding the effects of these charges for the fiscal 2012 and 2011 second quarters, as well as the unrealized (non-cash) mark-to-market adjustments on derivative instruments used in risk management activities in both quarters, Adjusted EBITDA amounted to $65.9 million for the fiscal 2012 second quarter, compared to Adjusted EBITDA of $113.6 million in the prior year second quarter.

In announcing these results, President and Chief Executive Officer Michael J. Dunn, Jr., said, “Our results for the second quarter of fiscal 2012 reflect the impact on sales volumes from record warm temperatures throughout most of the country during the three-month period from January to March 2012, which has been reported as the warmest on record, capped off by the warmest March on record in the contiguous United States. The lack of cold weather in this year’s heating season has clearly presented additional challenges for the industry, beyond the impact of customer conservation, high commodity prices and the economy. While we cannot control the weather, the strength of our balance sheet and cash position continues to provide us with adequate liquidity to withstand the negative impact on operating cash flow from the lower volumes. We continued to fund all of our working capital requirements without the need to borrow under our revolving credit facility and we ended the quarter with over $96 million of cash on hand.”

Mr. Dunn added, “Our field personnel remain focused on delivering the highest quality customer service to our existing customers while, at the same time, pursuing initiatives to grow our customer base. In addition, we continue to pursue opportunities to drive efficiencies and streamline our cost structure.”

Mr. Dunn concluded, “With the recent announcement of our agreement to acquire the retail propane operations of Inergy, L.P., we are working toward refining a detailed integration plan to begin implementing immediately upon closing of the acquisition, which is subject to certain government approvals and is expected to occur in our fiscal 2012 fourth quarter. We look forward to welcoming the employees of Inergy Propane as we work together to combine the best practices of both companies, leveraging our investments in people and technology across the expanded geography and customer base, creating growth opportunities for our employees and our unitholders.”

Retail propane gallons sold in the second quarter of fiscal 2012 decreased approximately 24.1 million gallons, or 21.1%, to 89.9 million gallons compared to 114.0 million gallons in the prior year second quarter. Sales of fuel oil and other refined fuels decreased approximately 5.6 million gallons, or 34.6%, to 10.6 million gallons during the second quarter of fiscal 2012 compared to 16.2 million gallons in the prior year second quarter. The most significant factor impacting volumes in both segments during the second quarter of fiscal 2012 was the record warm weather throughout the quarter, which added to the effects of an unseasonably warm first quarter of fiscal 2012, across the Partnership’s service territories. The fiscal 2012 second quarter was the warmest on record for the contiguous United States, according to the National Oceanic and Atmospheric Administration, which has been keeping records since 1895. Average temperatures (as measured by heating degree days) across all of the Partnership’s service territories for the second quarter of fiscal 2012 were 16% warmer than normal and 17% warmer than the prior year second quarter. In the Partnership’s northeast and southeast service areas, average temperatures for the second quarter of fiscal 2012 were 23% and 25% warmer, respectively, when compared to the prior year second quarter.

Revenues of $357.6 million decreased $106.5 million, or 22.9%, compared to the prior year second quarter, primarily due to lower volumes sold and, to a lesser extent, lower average selling prices in the propane segment attributable to lower wholesale propane costs. Although average posted prices for propane during the fiscal 2012 second quarter were 9.8% lower compared to the prior year second quarter, commodity prices have remained high relative to historical levels. Average posted prices for fuel oil were 12.3% higher compared to the prior year second quarter.

Cost of products sold for the second quarter of fiscal 2012 of $208.4 million decreased $51.4 million, or 19.8%, compared to $259.8 million in the prior year second quarter. Cost of products sold in the prior year second quarter included a $4.1 million unrealized (non-cash) gain attributable to the mark-to-market adjustment for derivative instruments used in risk management activities which is excluded from Adjusted EBITDA in the table below. The mark-to-market adjustment for the fiscal 2012 second quarter was de minimis.

Combined operating and general and administrative expenses of $85.5 million for the second quarter of fiscal 2012 were $1.1 million, or 1.3%, lower than the prior year second quarter, primarily due to continued savings in payroll and benefit related expenses and lower variable compensation attributable to lower earnings.

Once again, the Partnership funded all working capital requirements with cash on hand without the need to borrow under its working capital facility and ended the second quarter of fiscal 2012 with approximately $96 million of cash. On April 19, 2012, the Partnership announced that its Board of Supervisors had declared a quarterly distribution of $0.8525 per Common Unit for the three months ended March 24, 2012. On an annualized basis, this distribution rate equates to $3.41 per Common Unit. The $0.8525 per Common Unit distribution will be paid on May 8, 2012 to Common Unitholders of record as of May 1, 2012.

Suburban Propane Partners, L.P. is a publicly-traded master limited partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban has been in the customer service business since 1928. The Partnership serves the energy needs of approximately 750,000 residential, commercial, industrial and agricultural customers through more than 300 locations in 30 states.

This press release contains certain forward-looking statements relating to future business expectations and financial condition and results of operations of the Partnership, based on management’s current good faith expectations and beliefs concerning future developments. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those discussed or implied in such forward-looking statements, including the following:

•	The impact of weather conditions on the demand for propane, fuel oil and other refined fuels, natural gas and electricity;

•

Volatility in the unit cost of propane, fuel oil and other refined fuels and natural gas, the impact of the Partnership’s hedging and risk management activities, and the adverse impact of price increases on volumes as a result of customer conservation;

•	The ability of the Partnership to compete with other suppliers of propane, fuel oil and other energy sources;

•

The impact on the price and supply of propane, fuel oil and other refined fuels from the political, military or economic instability of the oil producing nations, global terrorism and other general economic conditions;

•	The ability of the Partnership to acquire and maintain reliable transportation for its propane, fuel oil and other refined fuels;

•	The ability of the Partnership to retain customers or acquire new customers;

•	The impact of customer conservation, energy efficiency and technology advances on the demand for propane, fuel oil and other refined fuels, natural gas and electricity;

•	The ability of management to continue to control expenses;

•

The impact of changes in applicable statutes and government regulations, or their interpretations, including those relating to the environment and global warming, derivative instruments and other regulatory developments on the Partnership’s business;

•	The impact of changes in tax regulations that could adversely affect the tax treatment of the Partnership for federal income tax purposes;

•	The impact of legal proceedings on the Partnership’s business;

•	The impact of operating hazards that could adversely affect the Partnership’s operating results to the extent not covered by insurance;

•	The Partnership’s ability to make strategic acquisitions and successfully integrate them;

•	The impact of current conditions in the global capital and credit markets, and general economic pressures; and

•

Other risks referenced from time to time in filings with the Securities and Exchange Commission (“SEC”) and those factors listed or incorporated by reference into the Partnership’s Annual Report under “Risk Factors.”

Some of these risks and uncertainties are discussed in more detail in the Partnership’s Annual Report on Form 10-K for its fiscal year ended September 24, 2011 and other periodic reports filed with the SEC. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made. The Partnership undertakes no obligation to update any forward-looking statement, except as otherwise required by law.

# # #

Suburban Propane Partners, L.P. and Subsidiaries

Consolidated Statements of Operations

For the Three and Six Months Ended March 24, 2012 and March 26, 2011

(in thousands, except per unit amounts)

(unaudited)

	Three Months Ended		Six Months Ended
	March 24, 2012	March 26, 2011	March 24, 2012	March 26, 2011
Revenues
Propane	$283,759	$358,309	$524,115	$617,710
Fuel oil and refined fuels	43,748	63,518	74,729	101,920
Natural gas and electricity	21,708	32,689	39,759	51,657
All other	8,411	9,586	18,909	21,122

	357,626	464,102	657,512	792,409
Costs and expenses
Cost of products sold	208,401	259,832	391,975	446,336
Operating	71,293	76,007	137,235	145,084
General and administrative	14,158	10,576	26,453	24,781
Severance charges	—	2,000	—	2,000
Depreciation and amortization	7,649	8,454	15,434	16,634

	301,501	356,869	571,097	634,835
Operating income	56,125	107,233	86,415	157,574
Loss on debt extinguishment	507	—	507
Interest expense, net	6,425	6,819	13,263	13,665

Income before (benefit from) provision for income taxes	49,193	100,414	72,645	143,909
(Benefit from) provision for income taxes	(380)	98	(160)	464

Net income	$49,573	$100,316	$72,805	$143,445

Net income per Common Unit—basic	$1.39	$2.82	$2.05	$4.04

Weighted average number of Common Units outstanding—basic	35,600	35,513	35,588	35,494

Net income per Common Unit—diluted	$1.38	$2.81	$2.03	$4.02

Weighted average number of Common Units outstanding—diluted	35,839	35,757	35,808	35,717

Supplemental Information:
EBITDA (a)	$63,267	$115,687	$101,342	$174,208
Adjusted EBITDA (a)	$65,852	$113,564	$104,975	$173,658
Retail gallons sold:
Propane	89,941	114,034	164,220	200,320
Refined fuels	10,565	16,249	18,260	27,642
Capital expenditures:
Maintenance	$3,366	$2,719	$5,227	$5,236
Growth	$596	$2,935	$4,140	$6,181

(more)

(a)	EBITDA represents net income before deducting interest expense, income taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA excluding the unrealized net gain or loss on mark-to-market activity for derivative instruments, loss on debt extinguishment, loss on asset disposal and severance charges. Our management uses EBITDA and Adjusted EBITDA as measures of liquidity and we are including them because we believe that they provide our investors and industry analysts with additional information to evaluate our ability to meet our debt service obligations and to pay our quarterly distributions to holders of our Common Units.

In addition, certain of our incentive compensation plans covering executives and other employees utilize Adjusted EBITDA as the performance target. Moreover, our revolving credit agreement requires us to use Adjusted EBITDA as a component in calculating our leverage and interest coverage ratios. EBITDA and Adjusted EBITDA are not recognized terms under accounting principles generally accepted in the United States of America (“US GAAP”) and should not be considered as an alternative to net income or net cash provided by operating activities determined in accordance with US GAAP. Because EBITDA and Adjusted EBITDA as determined by us excludes some, but not all, items that affect net income, they may not be comparable to EBITDA and Adjusted EBITDA or similarly titled measures used by other companies.

The following table sets forth (i) our calculations of EBITDA and Adjusted EBITDA and (ii) a reconciliation of Adjusted EBITDA, as so calculated, to our net cash provided by operating activities:

	Three Months Ended		Six Months Ended
	March 24, 2012	March 26, 2011	March 24, 2012	March 26, 2011
Net income	$49,573	$100,316	$72,805	$143,445
Add:
(Benefit from) provision for income taxes	(380)	98	(160)	464
Interest expense, net	6,425	6,819	13,263	13,665
Depreciation and amortization	7,649	8,454	15,434	16,634

EBITDA	63,267	115,687	101,342	174,208
Unrealized (non-cash) (gains) losses on changes in fair value of derivatives	—	(4,123)	1,048	(2,550)
Loss on debt extinguishment	507	—	507	—
Loss on asset disposal	2,078	—	2,078	—
Severance charges	—	2,000	—	2,000

Adjusted EBITDA	65,852	113,564	104,975	173,658
Add / (subtract):
Benefit from (provision for) income taxes	380	(98)	160	(464)
Interest expense, net	(6,425)	(6,819)	(13,263)	(13,665)
Unrealized (non-cash) gains (losses) on changes in fair value of derivatives	—	4,123	(1,048)	2,550
Severance charges	—	(2,000)	—	(2,000)
(Gain) on disposal of property, plant and equipment, net	(179)	(2,612)	(211)	(2,911)
Compensation cost recognized under Restricted Unit Plans	1,147	1,067	2,350	2,399
Changes in working capital and other assets and liabilities	(18,404)	(52,529)	(75,915)	(109,729)

Net cash provided by operating activities	$42,371	$54,696	$17,048	$49,838

The unaudited financial information included in this document is intended only as a summary provided for your convenience, and should be read in conjunction with the complete consolidated financial statements of the Partnership (including the Notes thereto, which set forth important information) contained in its Quarterly Report on Form 10-Q to be filed by the Partnership with the United States Securities and Exchange Commission (“SEC”). Such report, once filed, will be available on the public EDGAR electronic filing system maintained by the SEC.